                                                                  EXHIBIT 23.3


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To PrizePoint Entertainment Corporation:

     We have audited the accompanying balance sheet of PrizePoint Entertainment Corporation (a Delaware corporation) as of December 31, 1998, and the related statements of operations, stockholders' equity and cash flows for the period from inception (March 4, 1998) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PrizePoint Entertainment Corporation as of December 31, 1998, and the results of its operations and its cash flows for the period from inception (March 4, 1998) to December 31, 1998, in conformity with generally accepted accounting principles.



                                                         /s/ Arthur Andersen LLP


Arthur Andersen LLP
New York, New York
April 29, 1999

                      PRIZEPOINT ENTERTAINMENT CORPORATION
                                 BALANCE SHEETS

                                                                              December 31,             March 31,
                                                                                 1998                    1999
                                                                              -----------             -----------
                                                                                                      (Unaudited)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents ................................................. $ 1,870,075             $ 1,244,072
  Accounts receivable .......................................................          --                  21,250
  Prepaid expenses and other current assets .................................          --                  40,054
                                                                              -----------             -----------
    Total current assets ....................................................   1,870,075               1,305,376
PROPERTY AND EQUIPMENT, net .................................................     127,337                 366,219
DEPOSITS AND OTHER ASSETS ...................................................      61,239                  78,495
                                                                              -----------             -----------
    Total assets ............................................................ $ 2,058,651             $ 1,750,090
                                                                              ===========             ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable .......................................................... $    63,457             $   146,634
  Accrued expenses ..........................................................      25,867                  33,497
  Current portion of capital lease obligations ..............................      25,949                 102,777
                                                                              -----------             -----------
    Total current liabilities ...............................................     115,273                 282,908
CAPITAL LEASE OBLIGATIONS ...................................................      15,134                 107,513
COMMITMENTS (Note 7)
STOCKHOLDERS' EQUITY:
  Preferred Stock, $.01 par value; 5,000,000 shares authorized:
  Series A Preferred Stock, 645,000 shares designated, issued and outstanding as of December 31, 1998 and March 31, 1999 (unaudited),
    respectively; liquidation value of $645,000 .............................       6,450                   6,450
  Series B Preferred Stock, 495,049 shares designated; 412,541 and 453,795 shares issued and outstanding as of December 31, 1998 and March 31,
    1999 (unaudited), respectively; liquidation value of $2,500,000 and
    $2,750,000 (unaudited), respectively ....................................       4,125                   4,538
  Common stock, $.01 par value; 10,000,000 shares authorized 1,186,667 shares issued and outstanding as of December 31, 1998 and March 31,
    1999 (unaudited), respectively ..........................................      11,867                  11,867
  Additional paid-in capital ................................................   3,134,425               3,384,012
  Accumulated deficit .......................................................  (1,228,623)             (2,047,198)
                                                                              -----------             -----------
    Total stockholders' equity ..............................................   1,928,244               1,359,669
                                                                              -----------             -----------
    Total liabilities and stockholders' equity .............................. $ 2,058,651             $ 1,750,090
                                                                              ===========             ===========

      The accompanying notes are an integral part of these balance sheets.

                      PRIZEPOINT ENTERTAINMENT CORPORATION
                            STATEMENTS OF OPERATIONS

                                                     For the Period
                                                     From Inception        For the Three
                                                       (March 4,              Months
                                                       1998) to               Ended
                                                       December 31,          March 31,
                                                          1998                 1999
                                                      -------------         ------------
                                                                            (Unaudited)
REVENUES ............................................ $        --            $  47,750
                                                      -------------          -----------
COSTS AND EXPENSES:
  Direct costs ......................................     353,279              305,385
  Selling and marketing expenses ....................     214,290              209,299
  General and administrative expenses ...............     675,514              321,535
                                                      -------------          -----------
    Operating loss ..................................  (1,243,083)            (836,219)
OTHER INCOME (EXPENSE):
  Interest income, net ..............................      14,460               17,644
                                                      -------------          -----------
    Loss before income taxes ........................  (1,228,623)            (818,575)
BENEFIT FOR INCOME TAXES ............................          --                   --
                                                      -------------          -----------
    Net loss ........................................ $(1,228,623)           $(818,575)
                                                      =============          ===========
PER SHARE INFORMATION:
  Net loss per share--
    Basic and Diluted ............................... $     (1.04)           $    (.68)
                                                      -------------          -----------
  Weighted average common shares outstanding--
    Basic and Diluted ...............................   1,186,667            1,186,667
                                                      =============          ===========

        The accompanying notes are an integral part of these statements.

                      PRIZEPOINT ENTERTAINMENT CORPORATION
                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                               Series A             Series B
                                            Preferred Stock      Preferred Stock        Common Stock
                                            ------------------   -----------------    ------------------
                                            Shares   Par Value   Shares  Par Value    Shares   Par Value
                                            ------   ---------   ------  ---------    ------   ---------
BALANCE, March 4, 1998 ....................      --   $   --         --   $   --                $    --
  Issuance of common stock ................      --       --         --       --     1,186,667   11,867
  Issuance of Series A Preferred Stock .... 645,000    6,450         --       --            --       --
  Issuance of Series B Preferred Stock ....      --       --     412,541   4,125            --       --
  Net loss ................................      --       --          --      --            --       --
                                            -------   ------     -------  ------     ---------  -------
BALANCE, December 31, 1998 ................ 645,000    6,450     412,541   4,125     1,186,667   11,867
  Issuance of Series B Preferred Stock ....      --       --      41,254     413            --       --
  Net loss ................................      --       --          --      --            --       --
                                            -------   ------     -------  ------     ---------  -------
BALANCE, March 31, 1999 (unaudited) ....... 645,000   $6,450     453,795  $4,538     1,186,667  $11,867
                                            =======   ======     =======  ======     =========  =======


(RESTUBBED FROM ABOVE TABLE)



                                               Additional     Accumulated
                                            Paid-in Capital     Deficit         Total
                                            ---------------   -----------       -----
BALANCE, March 4, 1998 ....................   $       --      $        --    $        --
  Issuance of common stock ................           --               --         11,867
  Issuance of Series A Preferred Stock ....      638,550               --        645,000
  Issuance of Series B Preferred Stock ....    2,495,875               --      2,500,000
  Net loss ................................           --       (1,228,623)    (1,228,623)
                                              ----------      -----------    -----------
BALANCE, December 31, 1998 ................    3,134,425       (1,228,623)     1,928,244
  Issuance of Series B Preferred Stock ....      249,587               --        250,000
  Net loss ................................           --         (818,575)      (818,575)
                                              ----------      -----------    -----------
BALANCE, March 31, 1999 (unaudited) .......   $3,384,012      $(2,047,198)   $ 1,359,669
                                              ==========      ===========    ===========

        The accompanying notes are an integral part of these statements.

                      PRIZEPOINT ENTERTAINMENT CORPORATION
                            STATEMENTS OF CASH FLOWS

                                                                        For the Period      For the Three
                                                                        From Inception         Months
                                                                      (March 4, 1998) to       Ended
                                                                         December 31,         March 31,
                                                                             1998               1999
                                                                        -----------          ----------
                                                                                             (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss ...........................................................    $(1,228,623)         $ (818,575)
Adjustments to reconcile net loss to net cash used in operating activities-
  Depreciation and amortization ....................................         23,156              19,875
  Changes in assets and liabilities-
    Increase in accounts receivable ................................             --             (21,250)
    Increase in prepaid expenses and other current assets ..........             --             (40,054)
    Increase in deposits and other assets ..........................        (61,239)            (17,256)
    Increase in accounts payable ...................................         63,457              83,177
    Increase in accrued expenses ...................................         25,867               7,630
                                                                        -----------          ----------
      Net cash used in operating activities ........................     (1,177,382)           (786,453)
                                                                        -----------          ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment ...............................        (98,598)            (72,747)
                                                                        -----------          ----------
      Net cash used in investing activities ........................        (98,598)            (72,747)
                                                                        -----------          ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of capital lease obligations ...........................        (10,812)            (16,803)
  Issuance of Series A Preferred Stock .............................        645,000                  --
  Issuance of Series B Preferred Stock .............................      2,500,000             250,000
  Issuance of common stock .........................................         11,867                  --
                                                                        -----------          ----------
      Net cash provided by financing activities ....................      3,146,055             233,197
                                                                        -----------          ----------
      Net increase (decrease) in cash and cash equivalents .........      1,870,075            (626,003)
CASH AND CASH EQUIVALENTS, beginning of period .....................             --           1,870,075
                                                                        -----------          ----------
CASH AND CASH EQUIVALENTS, end of period ...........................    $ 1,870,075          $1,244,072
                                                                        ===========          ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for interest .........................    $        --          $       --
  Cash paid for income taxes .......................................             --                  --
  Capital lease obligations ........................................         56,608             186,010

        The accompanying notes are an integral part of these statements.

                      PRIZEPOINT ENTERTAINMENT CORPORATION
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

     PrizePoint Entertainment Corporation ("PrizePoint" or the "Company") was formed as a Delaware corporation on March 4, 1998. The Company is engaged in the marketing and promotion forum of games of chance and advertising via its Internet web site. Individuals or "players" can log on to the Company's site and earn points for participating in the various product and trivia promotions offered in the Company's site. Individuals can redeem these points for various awards. Sponsors provide some of the awards and gifts for the winning participants in exchange for advertising services.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

     Revenues are derived from the sale of advertising on the Company's web site. Advertising revenues are recognized in the period the advertisement is displayed provided that no significant Company obligations remain and collection of the resulting receivable is probable. Company obligations typically include guarantees of a minimum number of "impressions", or number of times that any advertisement is viewed by users on the Company's web sites. To the extent minimum guaranteed impressions are not met, the Company defers recognition of the corresponding revenues until guaranteed impression levels are achieved.

 Direct Costs

     Direct costs consist primarily of cash prizes paid to participants, payroll and related expenses for personnel, systems consultants and systems and telecommunications infrastructures for web site development. To date, all direct costs have been expensed as incurred.

Cash and Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Property and Equipment, net

     Property and equipment are recorded at cost and depreciated on the straight-line method over their estimated useful lives, ranging from three to five years.

     Costs of maintenance and repairs are charged to expense as incurred.

Accounting for Long-Lived Assets

     The Company accounts for long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This statement establishes financial accounting and reporting standards for the impairment of long-lived assets and for long-lived assets to be disposed of. Management has performed a review of all long-lived assets and has determined that no impairment of the respective carrying value has occurred as of December 31, 1998.

Income Taxes

     The Company accounts for its income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax liabilities and assets for the estimated future tax effects of events that have been recognized in the financial statements or income tax returns. Under this method, deferred tax liabilities and assets are determined based on differences between the financial accounting and income tax bases of assets and liabilities, and the use of carryforwards, if any, using enacted tax rates in effect for the years in which the differences and carryforwards are expected to reverse and be utilized. Any deferred assets have been reserved for their full value until the future realizability can be determined.

Stock-Based Compensation

     The Company accounts for its employee stock option plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Compensation expense related to employee stock options is recorded only if, on the date of grant, the fair value of the underlying stock exceeds the exercise price. The Company adopted the disclosure-only requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and to provide pro forma net income (loss) and pro forma earnings per share disclosures (Note 8) for employee stock options as if the fair value based method of accounting in SFAS No. 123 had been applied to these transactions.

     The Company accounts for nonemployee stock-based awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more readily determinable.

Basic and Diluted Net Loss Per Common Share

     The Company accounts for net loss per common share in accordance with the provisions of SFAS No. 128, "Earnings Per Share." In accordance with SFAS No. 128, basic earnings per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding and diluted earnings per share is computed by dividing net income (loss) by the weighted average number of common shares and dilutive common equivalent shares outstanding during the period. Common equivalent shares have been excluded from the calculation of diluted earnings per share, as their effect is anti-dilutive.

Business and Credit Concentrations

     Financial instruments, which subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses. The carrying amounts of these instruments approximate fair value. The carrying amount of the Company's capital leases approximate the fair value of these instruments based upon management's best estimate of interest rates.

     The Company maintains cash with a domestic financial institution. The Company performs periodic evaluations of the relative credit standing of this institution. From time to time, the Company's cash balances with this financial institution may exceed Federal Deposit Insurance Corporation insurance limits.

Unaudited Interim Financial Statements

     The unaudited consolidated financial information included herein for the three months ended March 31, 1999, has been prepared in accordance with generally accepted accounting principles for interim financial statements. In the opinion of the Company, these unaudited financial statements, reflect all adjustments necessary, consisting of normal recurring adjustments, for a fair presentation of such data on a basis consistent with that of the audited data presented herein. The results of operations for interim periods are not necessarily indicative of the results expected for a full year.

Recently Issued Accounting Standards

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. The Company adopted this statement in 1998. The adoption of this statement did not have an impact on the Company's financial condition or results of operations. Accordingly, the Company's comprehensive net loss is equal to its net loss for the period from inception (March 4, 1998) to December 31, 1998.

     Additionally, in June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement establishes standards for the way the public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. The Company adopted this statement in 1998. In the initial year of application, comparative information for earlier years must be restated. Management has determined that it does not have any separately reportable business segments.

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), which provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. SOP 98-1 is effective for fiscal years beginning after December 31, 1998. The Company has expensed all software development costs and does not expect the adoption of SOP 98-1 to have a material effect on its financial statements.

2. Property and Equipment, Net

     Property and equipment consist of the following at December 31, 1998:

         Computer equipment and software ......................... $121,601
         Furniture and fixtures ..................................   28,892
                                                                   --------
                                                                    150,493
         Less- Accumulated depreciation and amortization .........   23,156
                                                                   --------
                                                                   $127,337
                                                                   ========

3. Accrued Expenses

     Accrued expenses consist of the following at December 31, 1998:

         Accrued Vacation ........................................ $ 15,835
         Accrued Rent ............................................   10,032
                                                                   --------
         Total ................................................... $ 25,867
                                                                   ========

4. Income Taxes

     No provision for U.S. federal or state income taxes has been recorded for the period from inception (March 4, 1998) to December 31, 1998 as the Company has incurred an operating loss.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets for federal and state income taxes at December 31,1998 are as follows:

     Deferred tax assets, net:

         Net operating loss carryforwards ........................ $ 493,334
         Other ...................................................     5,000
                                                                   ---------
                                                                     498,334
         Less- Valuation allowance ...............................  (498,334)
                                                                   ---------
         Deferred tax assets, net ................................ $      --
                                                                   =========

     Realization of deferred tax assets is dependent upon future earnings, if any. The Company has recorded a full valuation allowance against its deferred tax assets since management believes that it is not more likely than not that these assets will be realized. No income tax benefit has been recorded for the period from inception (March 4,1998) to December 31, 1998 as a result of the valuation allowance.

     As of December 31, 1998, the Company had net operating loss carryforwards for federal income tax purposes of approximately $1,229,000. There can be no assurance that the Company will realize the benefit of the net operating loss carryforwards. The federal net operating loss carryforwards are available to offset future taxable income and expire in 2019 if not utilized.

5. Capital Lease Obligations

     At December 31, 1998 the Company was committed under a capital lease agreement for office equipment. The asset and liability under the capital lease is recorded at the lower of the present value of minimum lease payments or the fair market value of the asset. The interest rate on the capital lease was approximately 1% at December 31, 1998.

     Future minimum payments under the capital lease agreements are as follows:

       Year ending December 31:
       1999 .................................................... $28,308
       2000 ....................................................  16,513
                                                                 -------
           Total minimum lease payments ........................  44,821
       Less--
         Amounts representing interest .........................   3,738
                                                                 -------
                                                                  41,083
         Current portion .......................................  25,949
                                                                 -------
           Long-term portion ................................... $15,134
                                                                 =======

6. Stockholders' Equity

Preferred Stock

     The Company's stockholders authorized 5,000,000 shares of preferred stock. The Company has designated 645,000 shares as Series A Preferred Stock and 495,049 shares as Series B Preferred Stock.

Series A Preferred

     On April 1, 1998, the Company sold 645,000 shares of Series A Preferred Stock for net proceeds of $645,000. The Series A Preferred Stock is convertible into an equal number of common shares at the holder's option, subject to adjustment for antidilution, and is automatically converted to common stock in the event of a public offering of securities of the Company. The holders of Series A Preferred Stock are entitled to receive dividends as and if declared by the Board of Directors. In the event of liquidation or dissolution of the Company, the holders of Series A Preferred Stock are entitled to receive all accrued dividends, if applicable, plus a liquidation price per share of $1.00.

     Subject to certain provision, registration rights, as defined in the Certificate of Designation of Series A Convertible Preferred Stock agreement, may be exercised after the earlier of (a) the date specified by a vote or written consent or agreement of holders of at least two-thirds of the shares of Series A Preferred Stock then outstanding, approving such conversion, or (b) the effective date of the first registration statement for a public offering of securities of the Company.

Series B Preferred Stock

     On December 8, 1998, the Company sold 412,541 shares of Series B Preferred Stock for net proceeds of $2,500,000. The Series B Preferred Stock is convertible into an equal number of common shares at the holder's option, subject to adjustment for antidilution, and is automatically converted to common stock in the event of a public offering of securities of the Company. The holders of Series B Preferred Stock are entitled to receive dividends as and if declared by the Board of Directors. In the event of liquidation or dissolution of the Company, the holders of Series B Preferred Stock are entitled to receive all accrued dividends, if applicable, plus a liquidation price per share of $6.06. Certain of the Series B Preferred Stock holders also received warrants to receive 41,254 common shares into Series B Convertible Preferred Stock of the Company at a purchase price equal to $6.06 per share. The warrants expire at the earlier of (a) 18 months after the effective date of the registration statement for an initial public offering by the Company and with a price per share of not less than $6.06 and (b) 60 months after the first date set forth above.

     Subject to certain provisions, registration rights, as defined in the Certificate of Designation of Series B Convertible Preferred Stock agreement, may be exercised after the earlier of (a) the date specified by vote or written consent or agreement of holders of at least two-thirds of the shares of Series B Preferred Stock then outstanding, approving such conversion, or (b) the effective date of the first registration statement for a public offering of securities of the Company.

Common Stock

     The Company issued 1,186,667 common shares to its founders in April 1998 for total proceeds of $11,867.

7. Commitments

Operating Leases

     The Company leases office space, equipment security and trash removal services under operating leases expiring through February 29, 2004. At December 31, 1998, minimum lease commitments under noncancelable leases are as follows:

                                                               Equipment/
Year                                              Office        Services
----                                              ------       ----------
1999 ........................................  $  245,040        $2,225
2000 ........................................     293,005         1,781
2001 ........................................     299,480         1,194
2002 ........................................     305,469           684
2003 ........................................     320,818           342
Thereafter ..................................      54,190            --
                                               ----------        ------
                                               $1,518,002        $6,226
                                               ==========        ======

     Rent expense for the year ended December 31, 1998 was $97,545 for office space.

Advertising and Sponsorship Contracts

     The Company entered into several advertising and sponsorship agreements with third parties, with terms ranging from one to six months whereby the Company provides advertising in exchange for cash payments or goods. The goods are used as awards for winning participants in the Company's online games and sweepstakes. No revenue was earned on such contracts for the year ended December 31, 1998.

8. Stock Options

     On April 1, 1998, in order to promote the interests of the Company and retain persons necessary for the success of the Company, the Company adopted its 1998 Stock Option Plan ("Option Plan") covering up to 150,000 shares, pursuant to which employees (including officers), directors and independent contractors of the Company and its present or future subsidiaries and affiliates are eligible to receive incentive and/or nonstatutory stock options. The Option Plan, which expires within ten years, will be administered by the Plan Administrator. The selection of participants, allotment of units, determination of price and other conditions relating to the purchase of options will be determined by the Plan Administrator. Options granted under the Option Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price, which may be less than, equal to or greater than the fair market value per unit on the date of the grant. Incentive Options, however, may only be granted to employees, the exercise price per share may not be less than 100% of the fair market value per share of common stock on the option grant date, and for a stockholder owning more than 10% of the outstanding common stock, its exercise price may not be less than 110% of the fair market value of the common stock on the date of the grant.

     Pursuant to SFAS No. 123, the Company has elected to account for its Option Plan under APB Opinion No. 25, under which no compensation expense is recognized for unit option awards granted at or above fair market value. In 1998, the Company granted 95,000 incentive stock options to various employees. The option exercise price equals the stock's fair market value at the grant date, and the options are exercisable over a four-year period, with 25% of options granted becoming exercisable on the one-year anniversary of the grant date and the remaining options becoming exercisable at the rate of 1/48 at the end of each month thereafter. All options will terminate no later than 10 years from the date of grant. Under SFAS No. 123, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service (or vesting) period. For the year ended December 31, 1998, the compensation cost for this plan determined in accordance with SFAS No. 123, net of compensation expense recognized under APB No. 25, is an immaterial amount. As such the Company's pro-forma net loss has not been presented.

     The following table summarizes information about stock options outstanding at December 31, 1998:

                             Number         Weighted Average      Weighted
                          Outstanding          Remaining           Average
Exercise Prices      at December 31, 1998   Contractual Life    Exercise Price
---------------      --------------------   ----------------    --------------
$.01 ...............       40,000                 9.56              $.01
$.10 ...............       55,000                 9.95              $.10
                           ------
                           95,000
                           ======

     As of December 31, 1998, none of the outstanding options were exercisable. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 4.87 percent; expected dividend yield of 0 percent; expected life of 5 years; expected volatility of 100 percent.

     The following table summarizes information about stock options outstanding at December 31, 1998:

                                                       December 31, 1998
                                                  --------------------------
                                                            Weighted Average
                                                   Shares    Exercise Price
                                                  -------   ----------------
Outstanding at beginning of period .............      --         $ --
   Granted .....................................  95,000          .06
   Cancelled ...................................      --
   Terminated ..................................      --
   Exercised ...................................      --
                                                 -------         ----
Outstanding at end of period ...................  95,000         $.06
                                                 =======         ====
Options exercisable at end of period ...........      --
                                                 =======
Weighted average fair value of options granted . $   .05
                                                 =======

9. Subsequent Events

     On January 7, 1999, the Company issued additional 41,254 shares of Series B Preferred stock for $250,000 in proceeds.

     On April 29, 1999 the Company entered into a merger agreement with Uproar Ltd., a Bermuda corporation, which is a provider of online entertainment and game shows. Under the provisions of the merger agreement, each share of common and preferred stock of the Company will be converted into and exchanged for common stock of Uproar Ltd. based upon a stated conversion rate.

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